Exhibit 5.1

March 1, 2005

Board of Directors
New Plan Excel Realty Trust, Inc.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:

        We are acting as counsel to New Plan Excel Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to (a) the possible issuance of up to 487,949 shares of common stock, par value $.01 per share (the "Redemption Shares"), of the Company if and to the extent that certain holders of units of limited partnership interest (the "Units") in Excel Realty Partners, L.P. (the "Partnership"), a Delaware limited partnership of which New Plan DRP Trust, a wholly owned subsidiary of the Company, is the sole general partner, tender such Units for redemption and (b) the offer and sale from time to time of up to 2,918 shares of common stock, par value $.01 per share (the "Selling Stockholder Shares"), that the Company previously issued to Unity Investors, LLC, the selling stockholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

  1.
  An executed copy of the Registration Statement.

  2.
  The articles of incorporation of the Company, with amendments and supplements thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the "Charter").

  3.
  The by-laws of the Company, with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  4.
  Certificate of Limited Partnership of the Partnership, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  5.
  Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the "Partnership Agreement").

  6.
  Resolutions of the Board of Directors of the Company adopted at (i) a meeting held on May 14, 2003 relating to the issuance of the Redemption Shares and arrangements in connection therewith and (ii) a meeting held on February 22, 2005 relating to the issuance of the Selling Stockholder Shares and arrangements in connection therewith, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the "Resolutions").

        In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Redemption Shares will not be issued in violation of the ownership limits contained in the Charter. This opinion letter is given, and all statements are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Redemption Shares, if and when issued and delivered in accordance with the terms of the Partnership Agreement and the Resolutions upon redemption of Units as contemplated thereby, will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares when sold by the selling stockholder as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        *    *    *    *    *

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.